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                                    AGREEMENT

         Made and entered into at Tel Aviv on the 30th day of December 1999

                                     BETWEEN

                  ARIEH WOLFSON (bearer of British Passport No. 740081344), (Hereinafter: "Wolfson")

                                                      of the first part;

                                       AND

                  ARWOLL HOLDINGS LTD. (Pvte. Co. 51-260178-2),
                  (hereinafter:  "Arwoll")

                                                     of the second part;

                                       AND

                  ZIRA HOLDINGS LTD. (in formation)
                  represented by its founder - SIGI RABINOWICZ (bearer of Belgium Passport No. EA 725317),
                  (hereinafter:  "Zira")

                                                      of the third part;

                                       AND

                  SIGI RABINOWICZ (hereinafter:  "Rabinowicz")

                                                     of the fourth part;

WHEREAS: Wolfson wishes to organize his holdings in the company Macpell
         Industries Ltd. (hereinafter: "Macpell") (the holding is via Arwoll - a company under his full control) within the framework of a group to be called the Wolfson Group (hereinafter: "the Wolfson Group"); and

WHEREAS: Wofson is desirous that Rabinowicz, with whom he has for many years been co-operating in the business of Macpell and of Tefron Ltd. (hereinafter: "Tefron"), should (via Zira - a company in the process of being formed which will be under the full control of Rabinowicz) join, as a minority group, the Wolfson Group, in which the majority will continue to be held by Wolfson (through arwoll); and



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WHEREAS: In connection with the foregoing, Arwoll agrees to sell and transfer to
         Zira, and Zira agrees to purchase and accept from Arwoll, portion of the Macpell shares owned by Arwoll;

WHEREAS: The parties to the Agreement wish to specify herein the terms of sale and purchase, as well as other matters;

NOW THEREFORE IT IS DECLARED, STIPULATED AND AGREED BY THE PARTIES TO THE AGREEMENT AS FOLLOWS:



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1.       Preamble and interpretation

1.1. The preamble to the Agreement and the appendix attached hereto, constitute integral parts hereof.

1.2. In this Agreement each of the following terms and expressions will have the meaning set opposite each of them, as follows:

         "The Agreement" - this agreement.

         "Macpell" - Macpell Industries Ltd. (Publ. Co. No. 52-003752-4).

         "The Shares Sold" - 3,893,086 shares of NIS 1 par value each in
         Macpell.

         "Tefron" - Tefron Ltd. (Publ. Co. No. 52-004340-7).

         "The Bank" - Bank Hapoalim B.M.

         "The Bank" - Bank Hapoalim B.M.

         "The Contract" - a contract that was signed on 28th December 1999 between Arwoll and Avi Roimi (hereinafter: "Roimi"), in connection with the acquisition of shares in Macpell.

         "The Shareholders' Agreement" - an agreement signed on 28th December 1999 between Arwoll and Roimi in connection with the relationship which would apply between them as shareholders in Macpell.

         This document is attached as an appendix to the Agreement.

2.       Representations and undertakings by Arwoll

         Arwoll represents and undertakes to Zira that:

         2.1. Arwoll is the owner of 8,195,971 shares in the Macpell, which represent 52.67% of the issued and paid-up share capital of Macpell.

         2.2. A further 3,533,473 shares are still registered in the name of Arwoll in the register of shareholders of Macpell.

                  These shares were sold by Arwoll to Roimi and/or to a corporation under his control, pursuant to the Contract.



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         2.3.     The Shares Sold and Aroll's rights therein are free and clear of any pledge, emcumbrance, attachment, undertaking or any other third party right (hereinafter: "Free and Clear"), apart from a charge and a pledge in favour of the Bank, which agrees to release the Shares Sold from the charge and the pledge in order for same to be sold to Zira as Free and Clear.

         2.4. The Shares Sold are fully paid-up and they are registered in the register of shareholders of Macpell and with the Registrar of Companies in the name of Arwoll.

         2.5. The Shares Sold are transferable, are not blocked by the provisions of any law or by virtue of provisions or instructions of any competent body, and there is no restriction to the sale and transfer thereof to Zira.

3.       Representations by Zira

         Zira's representations are made by its founder - Rabinowicz.

         3.1. Rabinowicz declares that he is a director of Macpell and of Tefron and is the chief executive officer of Tefron.

         3.2. Rabinowicz declares that the affairs, business and the commercial and legal situation of Macpell and of Tefron are well-known to him.

         3.3. Rabinowicz declares that by virtue of the foregoing in this clause, Zira (in this name or in such name as may be approved by the Registrar of Companies of this name is approved) agrees to purchase the Shares Sold, at the price and on the conditions specified below, without making the effecting of the purchase contingent upon conducting due diligence examinations, or subject to any condition precedent or other restrictive condition.

4.       Sale and Purchase of the shares

         4.1. Arwoll undertakes to sell and transfer the Shares Sold to Zira, and Zira undertakes to purchase the Shares Sold form Arwoll and to accept delivery thereof.

         4.2. In consideration for the Shares Sold Zira undertakes to pay Arwoll an aggregate amount of $13,635,144 (thirteen million six hundred and thirty-five thousand one hundred and forty-four US dollars), on the basis of a price of $3.5024 per share (which is also the price specified in the Contract).



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                  The payment shall be effected in dollars and/or in the new shekel equivalent thereof according to the representative rate known at the time of payment.

         4.3. The full amount of the consideration shall be paid by Zira to Arwoll on Wednesday, 12th January 2000, at 10.00 a.m. at the offices of the Bank, at 46 Rothschild Boulevard, Tel Aviv (hereinafter, "the Date of Execution").

         4.4. Against receipt of the full amount of the consideration as aforesaid to the credti of Arwoll's account, account no. 51661, branch 655 (Bnei Brak branch) of the Bank, Arwoll will deliver to Zira, on the Date of Execution, a suitable share transfer deed singed by it, accompanied by share certificate in respect of all the Shares Sold, in circumstances where the Shares Sold are Free and Clear.

5.       Financing of the transaction

         5.1. The Bank has informed the parties, prior to the signing of the Agreement, that it is prepared to place at Zira's disposal the credit required for purposes of financing the amount of the consideration, provided that one-third of the amount of the credit is guaranteed by way of a guarantee by Arwoll, which will be secured by a charge over some of Arwoll's shares in Macpell (hereinafter: "the Guarantor").

         5.2. Arwoll agrees to give the Guarantee to the Bank and to encumber portion of its shares in Macpell as security for the Guarantee.

         5.3.     As security for the Guarantee:

                  5.3.1. Zira will encumber the Shares Sold by way of a second-ranking charge in favour of Arwoll.

                  5.3.2. In the scope of its membership of the Wolfson Group, Zira will give Arwoll an irrevocable power of attorney to vote on its behalf and in its name on the strength of the Shares Sold at general meetings of Macpell, and Zira undertakes, so long as the Guarantee is in force, not to vote itself and not to give anyone else a right to vote on the strength of the Shares Sold.

6.       The Shareholder's Agreement

         6.1. Zira declares that it is conversant with the Shareholders' Agreement and is aware of the provisions thereof.



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         6.2.     By virtue of the provisions of Clause 7.5 of the Shareholders'
                  Agreement, Zira hereby confirms, unreservedly and unconditionally, its acquiescence to the provisions of the Shareholders' Agreement as if it had been a party to that agreement form the outset; Zira assumes a pro rata portion of the rights and obligations pursuant to that agreement.

         6.3. The last part of the preceding sub-clause with regard to the rights is subject to the provisions of Clause 5.3.2 above with respect to the voting rights on the strength of the Shares Sold.

         6.4. For the avoidance of doubt, Zira's rights to give instructions for the appointment of directors in Macpell (Clause 4.5(b) of the Shareholder's Agreement or in Tefron (Clause 4.8, ibid) and Zira's rights to sell shares on the Stock Exchange without restiction (Clause 7.6 ibid.) shall be portion of Arwoll's rights (Wolfson in those clauses).

7.       Holding of shares in Macpell

         After the transfer of the shares has been effected pursuant to this Agreement and pursuant to the Contract, the state of holdings of shares in Macpell will be as follows:

         Arwoll    -     4,302,885 shares = 27.65% of the issued and paid-up
                         capital

         Roimi     -     4,097,986 shares = 26.34% of the issued and paid-up
                         capital

         Zira      -     3,893,086 shares = 25.02% of the issued and paid-up
                         capital

         Totalling -     12,293,957 shares = 79.00%

8.       Option to purchase shares in Tefron

         8.1. Tabriz Anstalt Ltd. N.V. (hereinafter: "Tabriz") has given Wolfson and Rabinowicz, and/or companies under their control, an option (hereinafter: "the Option") to purchase from its shares of Tefron, on the conditions and at the price as set forth in the Option documents.

         8.2. Wolfson and Rabinowicz hereby agree that if they should decide, either themselves and also/or through companies under their control, to exercise the Option or portion thereof, the division between them of which they will notify Tabriz, as required under the conditions of the Option, will be 52.5% - Wolfson and 47.5% - Rabinowicz, until such time as is otherwise agreed between them.

9.       Taxes and expenses


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         9.1.     Each party to the Agreement shall be liable for the taxes
                  imposed on it, if imposed, according to any law, in respect of the transaction which is the subject of the Agreement.

         9.2. Stamp duty in respect of the Agreement and/or in respect of the transfer of the Shares Sold, if same applies, shall be borne by Arwoll and By Zira in equal shares.

10.      Amendments to the Agreement

         There will be no validity to any alternation and/or amendment to the Agreement unless this is done by way of a document in writing, to be signed by all the relevant parties amongst the parties to the Agreement.

11.      Address

         The addresses of the parties for purposes of this Agreement are:

         11.1. Wolfson and Arwoll - c/o Pinhas Volovelsky, Adv.
                                        76 Rothschild Boulevard, Tel Aviv 65785
                                        Tel. 03-5664565
                                        Fax 03-5664630

         11.2 Rabinowicz and Zira -     c/o Tefron Ltd.
                                        28 Chida Street, Bnei Brak 51371
                                        Tel. 03-5798701
                                        Fax 03-5798715

IN WITNESS WHEREOF THE PARTIES HAVE HEREUNTO SIGNED:

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           Arieh Wolfson                      Arwoll Holdings Ltd.


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          Sigi Rabinowicz                      Zira Holdings Ltd.
                                                 (in formation)